Exhibit 99.1

Eva Live Signs Letter of Intent to Acquire Psquared, Supercharging Its AI-Powered Performance Marketing Platform in a $1 Trillion Digital Ad Market

Proposed deal adds ~$50 million in revenue over the last four years on a profitable basis, a battle-tested media-buying team of performance marketing experts, and immediate operational scale to accelerate AI-driven growth

LAS VEGAS, NV – June 10, 2026 – Eva Live Inc. (Nasdaq: GOAI), an AI-driven digital advertising and performance-marketing technology company, today announced it has signed a Letter of Intent (“LOI”) to acquire Psquared Inc., a profitable performance-marketing company that has generated more than $50 million in revenue over the last four years.

The acquisition positions Eva Live to rapidly scale its AI platform by integrating proven media-buying expertise, multi-channel execution capabilities, and an established profit engine—creating a powerful flywheel for customer acquisition, media optimization, and advertiser growth in the exploding digital advertising sector. Global digital ad spend is projected to approach $1 trillion in 2026, with AI-powered solutions driving the highest growth rates (Yahoo Finance; IAB).

“Digital advertising rewards operators who combine elite media-buying talent with cutting-edge technology,” said David Boulette, CEO of Eva Live. “Psquared delivers a high-performing team with deep channel expertise across Meta, Google, TikTok, and all native platforms. Pairing with our AI engine and public market platform creates a growth engine for scaling advertiser results and capturing significant market share.”

Psquared was founded by Jean-Sebastien Paul, a seasoned performance marketing leader who previously served as Vertical Lead for Content Publishing at Facebook. He built the company to directly address the real-world challenges performance marketers face. Under the proposed transaction, he is expected to continue leading Psquared as a wholly owned subsidiary, ensuring seamless continuity and cultural alignment.

Psquared’s expert team of media buyers, engineers, and data scientists operates integrated, automated systems purpose-built for high-ROI performance campaigns. This addition will immediately expand Eva Live’s execution muscle, enabling deeper optimization across channels, faster campaign scaling, and stronger advertiser retention and expansion.

Eva Live’s strategy centers on building durable competitive advantage by fusing AI technology, rich data, and elite performance-marketing operations. The model has been validated at scale by AppLovin, which leveraged similar AI-driven optimization and customer acquisition capabilities to become one of the world’s most valuable ad-tech companies—with a market capitalization approaching $190 billion (Yahoo Finance).

“We’re not AppLovin—yet,” Boulette added. “But this combination follows the exact playbook that created massive shareholder value in ad tech: world-class operators + AI technology + capital market access. Psquared accelerates our trajectory meaningfully, and we are still very early in what we believe will be a multi-year growth cycle.”

Transaction Highlights

●	Adds ~$50 million in revenue over the last four years on a profitable basis

●	Brings a founder-led, multi-channel performance marketing team with proven expertise across Meta, Google, TikTok, and native inventory

●	Ensures leadership continuity with Jean-Sebastien Paul continuing to lead Psquared

●	Significantly expands customer acquisition, media optimization, and cross-channel capabilities

●	Unlocks immediate and long-term technology, data, and operational synergies to drive accelerated growth and margin expansion

The proposed transaction remains subject to due diligence, definitive documentation, regulatory approvals, and other customary closing conditions.

About Eva Live Inc.

Eva Live Inc. (Nasdaq: GOAI) is an AI-driven digital advertising and performance-marketing technology company focused on delivering superior customer acquisition, media optimization, and AI-powered marketing solutions for advertisers.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable securities laws, including statements regarding the proposed acquisition of Psquared Inc., its expected benefits, and Eva Live’s strategy and growth prospects. These statements are based on current expectations and are subject to risks and uncertainties. The proposed acquisition remains subject to due diligence, the negotiation and execution of definitive agreements, regulatory approvals, and other closing conditions; there can be no assurance that the transaction will be completed on the terms described, or at all. Historical revenue and profitability figures referenced for Psquared are unaudited and subject to confirmation in connection with the transaction. Actual results may differ materially from those expressed or implied. Eva Live undertakes no obligation to update any forward-looking statement except as required by law.

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Javan Khazali

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SOURCE: Eva Live Inc.